CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAYLESS SHOESOURCE, INC., A DELAWARE CORPORATION, HEREBY CERTIFIES AS FOLLOWS:

FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article First of the certificate of incorporation of said corporation so that, as amended, said Article shall read in its entirety as follows:

"FIRST. The name of the corporation is Collective Brands, Inc."

SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Payless ShoeSource, Inc. has caused this certificate to be signed by Michael J. Massey, its Senior Vice President - General Counsel and Secretary, on the 16th day of August, 2007.

Payless ShoeSource, Inc.

By   /s/ Michael J. Massey
Michael J. Massey
Senior Vice President
General Counsel and Secretary